Exhibit 99.1

NITROMED, INC.
125 SPRING STREET
LEXINGTON, MA 02421
t. 781.266.4000
f. 781.274.8080
www.nitromed.com

NitroMed Reports Financial Results for Third Quarter 2006
 - Conference Call and Webcast Today at 4:00 PM ET-

LEXINGTON, Mass — November 2, 2006—NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for the three- and nine-month periods ended September 30, 2006.

Total revenue for the three-month period ended September 30, 2006 was $3.4 million compared to $1.5 million for the same period in 2005, an increase of $1.9 million.  Total revenue for the nine-month period ended September 30, 2006 was $8.6 million compared to $2.3 million for the same period in 2005, an increase of $6.3 million.  Net sales of BiDil® (isosorbide dinitrate/hydralazine hydrochloride) accounted for all of the Company’s revenue during the first nine months of 2006, and $1.1 million of the Company’s revenue during the three and nine-month periods ended September 30, 2005.  License fees accounted for the remainder of the Company’s revenue during the first nine months of 2005.

Total operating expenses for the three-month period ended September 30, 2006, excluding cost of product sales of $1.3 million, were $19.1 million, a decrease of $11.9 million or 38% compared to the same period in 2005.  For the nine-month period ended September 30, 2006, total operating expenses, excluding cost of product sales of $2.8 million, were $68.0 million, a decrease of $7.6 million or 10% compared to the same period in 2005.

The decrease in operating expenses for the three-month period ended September 30, 2006 versus the comparable period in 2005 was primarily due to: a $3.0 million or 41% decrease in research and development (R&D) expense; and a $8.9 million or 38% decrease in sales, general and administrative (SG&A) expense.  The decrease in operating expenses for the nine-month period ended September 30, 2006 versus the comparable period in 2005 was primarily due to: an $8.2 million or 35% decrease in R&D expense; and a $1.4 million or 3% decrease in SG&A expense, partially offset by a $2.0 million restructuring charge.

The decrease in SG&A expenses and the decrease in R&D expenses during the reported periods are primarily due to the launch of BiDil in July 2005 and the restructuring of the Company’s discovery research group in March 2006.

The Company’s net loss attributable to common shareholders for the quarter ended September 30, 2006 was $16.5 million or $0.45 per basic and diluted common share, compared to a net loss of $32.1 million or $1.05 per basic and diluted common share for the same quarter in 2005.  Net loss for the nine months ended September 30, 2006 was $60.7 million or $1.68 per basic and diluted common share, compared to a net loss of $74.3 million or $2.45 per basic and diluted common share for the comparable period in 2005.

At September 30, 2006, the Company had cash, cash equivalents and marketable securities of $54.6 million.

Kenneth M. Bate, Chief Operating Officer and Chief Financial Officer for NitroMed said, “Due to the restructuring that was recently announced on October 11th and expense controls that have been in place during the year, we are lowering our operating expense guidance for 2006.  We now expect total operating expenses for the year to be in the range of $85 to $95 million. This includes SFAS 123R related expenses as well as restructuring charges, and excludes cost of product sales.  We expect to record charges of approximately $3.0 million related to this restructuring in the fourth quarter of 2006.  We expect to end the year with approximately $35 million in cash.  Looking ahead to 2007, as a result of the revised business strategy that we announced last month, we expect to realize approximately $30 million in additional operating expense savings as compared to 2006 levels.”

NitroMed’s key accomplishments during the third quarter 2006 include:

1. Strong improvement in patient access to BiDil

•                  The Company entered into final agreements to place BiDil on preferred formularies of 2 of the nation’s 5 largest Medicare Part D payors

•                  By October 1, based on the Company’s best estimates using external and internal data sources, over 50% of insured African Americans over age 45 had access to BiDil at a favorable co-pay

2.               The launch of a direct-to-consumer (DTC) advertising campaign to drive patient demand for BiDil

•                  Radio and print in Houston, Detroit, Washington DC

•                  Educational website, www.HeartHealthHeritage.com, launched nationwide

3.               The presentation of new clinical data at the annual meeting of the Heart Failure Society of America (HFSA), including but not limited to:

•                  Results of an extension trial (X-A-HeFT) that demonstrated a high level of compliance, a duplication of the low mortality, and an improvement in the safety and tolerability of treatment with BiDil, previously seen in A-HeFT

•                  As part of the Company’s Genetic Risk Assessment in Heart Failure (GRAHF) study, the identification of a fifth genotype prevalent in African Americans and characterized by pronounced clinical effect of BiDil in A-HeFT

4.               The initiation of BiDil extended release (BiDil XR™) clinical studies

•                  After the close of the quarter, in October, the Company initiated its first pharmacokinetic (PK) study of BiDil XR™, consistent with the Company’s decision to accelerate the development of this once-daily formulation

Subsequent to the end of the third quarter, the Company announced a revision of its strategy and business model in a move intended to focus its resources on the accelerated development of BiDil XR™.  The Company believes this revised strategy will allow it to conserve the cash required to accelerate development of BiDil XR™ while refocusing the market presence of the current BiDil formulation. The strategic shift involved eliminating NitroMed’s sales force and replacing it with a small team of highly experienced senior cardiovascular specialists, whose efforts are being directed toward regional and national thought-leader physicians, current BiDil prescribers, as well as key institutions in major metropolitan centers that treat, and influence the treatment of, large numbers of African-

Americans diagnosed with heart failure. Additional marketing methods will be utilized to reach the broader number of existing and potential BiDil prescribers.

“Substantial improvements in access to BiDil were made during the third quarter, and a direct-to-consumer advertising campaign was initiated.  We also received positive preclinical results during the quarter on BiDil XR™.  Despite this progress, we determined that the rate of BiDil prescription sales growth required a strategic shift to refocus our market presence through alternative, less costly marketing methods and redirect our resources to accelerating development of our new, once-daily formulation of BiDil”, commented Argeris N. Karabelas, Ph.D., Chairman and Chief Executive Officer for NitroMed.  He continued, “With this redirection behind us, we are proceeding according to our plan.  The development of BiDil XR™ has been accelerated, and pharmacokinetic work is underway.  A team of senior cardiovascular specialists is being assembled and we are working to roll out new, centralized marketing initiatives.  And finally, we continue to consider co-promotion opportunities for BiDil and to pursue potential partnerships for our IND-ready cardiovascular agent NMI-3377.”

Webcast and Conference Call
NitroMed will host a conference call and webcast this afternoon to discuss Company progress and financial results for its third quarter ended September 30, 2006.   Details follow.

Event Date:	Thursday, November 2, 2006
Event Time:	4:00 p.m. ET
Dial-in Access Numbers:
Domestic:	866-770-7146
International:	617-213-8068
Participant passcode:	59015566
Webcast Access:
Go to www.nitromed.com. Participants may register in advance.

An audio replay of this event, available by two hours after the call, can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international).  The replay passcode ID for all callers is 41833992.  An audio webcast of this event will be archived on NitroMed’s website for an indefinite period of time.

About NitroMed, Inc.
NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and/or beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical study, and is marketed by NitroMed through a specialty medicines sales organization.

For full prescribing information, visit: www.BiDil.com.  BiDil is a registered trademark of NitroMed, Inc.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the Company,

including the Company’s expectations regarding the effect of its operational restructuring and revised sales and marketing strategy, its current development plans for BiDil XR™, its expectations regarding the benefit of BiDil XR™ to patients, if approved, its co-promotion and out-licensing strategies, and its financial guidance with respect to operating expenses and available cash, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR™, including the Company’s ability to successfully contract for the development and manufacture of clinical and commercial quantities of BiDil XR™ on favorable terms, if at all; the Company’s ability to execute on its revised sales and marketing strategy including without limitation, the Company’s inability to achieve anticipated cost reductions, the Company’s ability to successfully market and sell BiDil with limited sales force support and centralized marketing efforts, the Company’s ability to recruit the specialized sales representatives necessary to execute on this strategy, and the Company’s ability to successfully enter into a co-promotion agreement for BiDil on favorable terms, if at all; the Company’s ability to enter into collaboration or licensing arrangements with strategic partners related to its product candidate portfolio on favorable terms, if at all; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil and to develop, conduct clinical trials for and, if approved, commercialize BiDil XR™; patient, physician and third-party payer acceptance of BiDil and/or BiDil XR™ as a safe and effective therapeutic; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses for the remainder of fiscal year 2006 and beyond; and other important factors discussed in the Section titled “Risk Factors” in the Company’s  Quarterly Report  on Form 10-Q for the period ended September 30, 2006, which has been filed with the SEC. The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contacts:

Sondra Newman, Investor Relations
P: 781.266.4197
C: 781.640.3088

Jane Kramer, Media
P: 781.266.4220
C: 781.640.8499

Source: NitroMed, Inc.

Financial Tables Follow

NITROMED, INC.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS
As of September 30, 2006 and December 31, 2005
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Cash and marketable securities	$54,595	$61,541
Accounts receivable, net	1,578	4,078
Inventories	3,053	3,247
Other assets	3,684	7,655
Total assets	$62,910	$76,521
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,133	$29,351
Deferred revenue	—	3,451
Long-term debt	5,525	10,653
Stockholders’ equity	38,252	33,066
Total liabilities and stockholders’ equity	$62,910	$76,521

CONDENSED STATEMENTS OF OPERATIONS
For the three and nine months ended September 30, 2006 and 2005
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Product sales	$3,427	$1,117	$8,598	$1,117
Research and development	—	398	—	1,194
Total revenues	3,427	1,515	8,598	2,311
Cost and operating expenses:
Cost of product sales	1,310	2,877	2,827	2,877
Research and development	4,400	7,393	15,215	23,391
Sales, general and administrative	14,696	23,614	50,761	52,161
Restructuring charge	—	—	2,038	—
Total cost and operating expenses	20,406	33,884	70,841	78,429
Loss from operations	(16,979)	(32,369)	(62,243)	(76,118)
Non-operating income, net	459	297	1,519	1,833
Net loss	$(16,520)	$(32,072)	$(60,724)	$(74,285)
Basic and diluted net loss per common share	$(0.45)	$(1.05)	$(1.68)	$(2.45)
Shares used in computing basic and diluted net loss per common share	37,090	30,421	36,146	30,311